SEALE AND BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

October 22, 2009

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements included under Item 4.01 in the Form 8-K dated October 19, 2009 of 1st Home Buy and Sell Ltd., (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our dismissal and our audit of their financial statements for the years ended June 30, 2009 and June 30, 2008.

We cannot confirm or deny that the appointment of M & K CPA’s, PLLC was approved by the Board of Directors, or that they were not consulted prior to their appointment as auditors.

Sincerely,

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs
Las Vegas, NV

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors
6490 WEST DESERT INN RD, LAS VEGAS, NEVADA 89146 (702) 253-7492 Fax: (702)253-7501